Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-269663); Form F-1 (File No. 333-254742); Forms F-3 (File Nos. 333-206357, 333-259277 and 333-259092) and Forms S-8 (File Nos. 333-203149, 333-203151, 333-205236, 333-209251, 333-214605, 333-216209, 333-220152, 333-222771, 333-228380, 333-231472, 333-238145, 333-252632, 333-262154, 333-269298) of our report dated March 31, 2023 with respect to the audited financial statements of Sphere 3D Corp. (the “Company”) appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2022. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ MaloneBailey, LLP
www.malonebailey.com
Houston, Texas
March 31, 2023